INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY ANY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

                   STOCKJUNGLE.COM* MARKET LEADERS GROWTH FUND
                    STOCKJUNGLE.COM* PURE PLAY INTERNET FUND
                  STOCKJUNGLE.COM* COMMUNITY INTELLIGENCE FUND

                                   PROSPECTUS

                                October __, 2000

     STOCKJUNGLE.COM MARKET LEADERS GROWTH FUND seeks to provide investors with long-term capital appreciation by investing in a diversified portfolio of the equity securities of U.S. companies that have consistently demonstrated fundamental investment value and hold strong competitive positions in various industries. In addition, the Fund may invest up to 20% of its net assets in the common stock of companies identified by StockJungle.com Investment Advisers, Inc. (the "Adviser") as relatively new leaders in smaller, less established industries which have favorable growth prospects.

     STOCKJUNGLE.COM PURE PLAY INTERNET FUND seeks to provide investors with long-term capital appreciation by investing in a diversified portfolio of the equity securities of U.S. Internet companies based on the Adviser's analysis of their fundamental investment value.

     STOCKJUNGLE.COM COMMUNITY INTELLIGENCE FUND seeks to provide investors with long-term capital appreciation by investing principally in a diversified portfolio of the equity securities of U.S. companies with market capitalizations of no less than $100 million which have demonstrated potential for long-term growth.

     The Adviser uses the StockJungle.com Community Site (the "Community Site") as a resource to identify potential candidates for the Funds' respective portfolios. The Community Site is a rated community of stock-pickers maintained by the Adviser's parent company, StockJungle.com, Inc. Visitors may recommend companies on the Community Site that the Adviser then researches and analyzes to determine the companies' potential for capital appreciation; if a suggested company is deemed acceptable by the Adviser, it selects the company for purchase by a Fund. The Community Site is the sole source of potential investments for the Community Fund, but not for other Funds.

     Each of the Funds is designed and created primarily for investment by on-line investors. In order to keep costs to a minimum, shareholders in the Funds are requested to consent to the acceptance of all information about the Fund or Funds in which they invest through access to the StockJungle.com website and electronic delivery. However, each Fund will deliver paper-based documents upon request by shareholders and reserves the right to deliver paper-based documents at no cost to the investor.

     StockJungle.com, Inc. provides investors and public visitors the ability to access information and features exclusively via its website, located at http://www.stockjungle.com. With the goal of providing investors a more complete and educational mutual fund investment experience, it is the Adviser's intention to fully disclose all mutual fund holdings and activities, to the extent practical, on the StockJungle.com website. The Adviser reserves the right to alter this full disclosure policy as needed at any time.

     The Funds were formerly series of StockJungle.com Trust, and reorganized as series of Trust for Investment Managers on October __, 2000.

     *"StockJungle.com" is a trademark and the exclusive property of StockJungle.com, Inc., the parent to the Adviser. StockJungle.com, Inc. is an Internet-based company which offers a wide array of web-based services and information to visitors to the StockJungle.com website.

         THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
RISK/RETURN SUMMARY.........................................................   1

PERFORMANCE.................................................................   2

FEES AND EXPENSES OF THE FUNDS..............................................   3

INVESTMENT STRATEGIES.......................................................   4

MAIN RISKS..................................................................   8

MANAGEMENT..................................................................  11

SHAREHOLDER INFORMATION.....................................................  13

PRICING OF FUND SHARES......................................................  16

SHAREHOLDER SERVICES........................................................  16

DIVIDENDS AND DISTRIBUTIONS.................................................  17

TAX STATUS..................................................................  17

SHAREHOLDER SERVICING PLAN .................................................  17

PERFORMANCE INFORMATION.....................................................  18

GENERAL INFORMATION.........................................................  18

FOR MORE INFORMATION........................................................  20

                               RISK/RETURN SUMMARY

INVESTMENT OBJECTIVES

Each Fund seeks to provide investors with long-term capital appreciation.

PRINCIPAL INVESTMENT STRATEGIES

The Adviser uses the StockJungle.com Community Site as a resource to identify potential candidates for the Funds' respective portfolios. The Adviser researches and analyzes recommendations on the Community Site to determine the companies' potential for capital appreciation; if a suggested company is deemed acceptable by the Adviser, it selects the company for purchase by a Fund.

Each Fund normally will be fully invested (subject to liquidity needs) in a diversified portfolio of equity securities of U.S. companies.

THE STOCKJUNGLE.COM MARKET LEADERS GROWTH FUND invests in companies that, in the opinion of the Adviser, have demonstrated consistently fundamental investment value, hold strong competitive positions in their respective industries and have favorable long-term growth prospects. In addition, the Fund may invest up to 20% of its net assets in the common stock of companies the Adviser identifies as relatively new leaders in smaller, less established industries that have favorable growth prospects.

THE STOCKJUNGLE.COM PURE PLAY INTERNET FUND invests in companies the Adviser determines to be "Pure Play Internet" companies, i.e., companies that derive at least 50% of their revenue from the Internet and/or the World Wide Web ("WWW"), and whose stocks have the potential for long-term growth.

THE STOCKJUNGLE.COM COMMUNITY INTELLIGENCE FUND invests in companies with market capitalizations of at least $100 million and favorable growth prospects. The Adviser selects portfolio securities for the Fund solely from a pool of equity investment opportunities which are (i) recommended to StockJungle.com, Inc. by visitors to its website, (ii) researched by the adviser and analyzed to determine their potential for capital appreciation, and (iii) if deemed acceptable by the Adviser, selected for investment by the Fund.

PRINCIPAL INVESTMENT RISKS

RISK OF LOSS. The loss of money is a risk of investing in any of the Funds.

MARKET RISK. The net asset value of each Fund fluctuates based on changes in the value of the securities in which the Fund invests. Market prices of these securities may be adversely affected by an issuer's having experienced losses or by the lack of earnings or the issuer's failure to meet the market's expectations with respect to new products or services, or even by factors wholly unrelated to the value or condition of the issuer. The U.S. stock market is generally susceptible to volatile fluctuations in market price. Investments in equity securities generally are affected by changes in the stock markets, which fluctuate substantially over time, sometimes suddenly and sharply.

INVESTMENT IN SMALL AND MID-SIZE COMPANIES. The Funds may invest in issuers with small or mid-sized capital structures (generally a market capitalization of $5 billion or less). These companies may have a relatively limited operating history and less capital resources than larger companies. In addition, the market prices of the securities of such companies tend to be more volatile than those of larger companies. Further, these securities tend to trade at a lower volume than those of larger more established companies. Accordingly, the net asset value of each Fund will be more susceptible to significant losses if the value of these securities suddenly declines.

INVESTMENT IN NEW AND UNSEASONED COMPANIES. The Funds may invest in companies that are relatively new and unseasoned and in their early stages of development, which may not be well known to the investing public or have significant institutional ownership. In addition, these companies may be developing or marketing new products or services for which markets are not yet established and may never become established. Finally, new and unseasoned companies may have relatively small revenues and limited product lines, markets, or financial resources; their securities are often traded over-the-counter or on a regional exchange and may trade less frequently and in more limited volume than those of larger, more mature companies. As a result, the market prices of these securities may be more subject to volatile fluctuations than those of more mature issuers. Such fluctuations could have an adverse effect on the net asset value of each Fund and could result in the loss of your investment.

SECTOR RISK. The value of the Pure Play Internet Fund's shares is susceptible to factors affecting the Internet and WWW such as heightened regulatory scrutiny and impending changes in government policies which may have a material effect on the products and services of this sector, as well as other factors affecting capital markets generally and the Internet sector of those markets. Furthermore, securities of companies in this sector tend to be more volatile than securities of companies in other sectors. Competitive pressures and changing demand may have a significant effect on the financial condition of Internet companies. These companies spend heavily on research and development and are especially sensitive to the risk of product obsolescence. The occurrence of any of these factors, individually or collectively, may adversely affect the value of the Fund's shares and could result in the loss of your investment.

RELIANCE ON COMMUNITY INTELLIGENCE. The effectiveness of the Funds' investment strategies is directly contingent upon widespread participation by visitors to the Community Site and the Adviser's ability to select investments from the pool recommended by visitors to the Community Site. There are no assurances that visitors to the Community Site will participate or that the Adviser will be able to select profitable investment opportunities from the pool recommended by visitors to the Community Site.

                                   PERFORMANCE

Returns for the Funds will be presented after January 1, 2001, when the Funds have been in operation for a complete calendar year.

                         FEES AND EXPENSES OF THE FUNDS

The following table describes the fees and expenses that you may pay if you buy and hold shares of each of the Funds:

                                          Market                     Community
                                         Leaders       Pure Play    Intelligence
                                       Growth Fund   Internet Fund      Fund
                                       -----------   -------------  ------------
Shareholder Fees (paid directly
from your investments)

Maximum Sales Charge (load)
Imposed on Purchases                       None           None          None

Annual Fund Operating Expenses
 (expenses that are deducted from
 each Fund's assets)

Management Fee*                            1.00%          1.00%         1.00%

Other Expenses**                         [______]       [______]      [______]

Total Annual Fund Operating Expenses**   [______]       [______]      [______]

Fee Waivers and Expense
Reimbursements***

Net Expenses***                            1.45%          1.45%         1.45%

----------
* The "Management Fee" is an annual fee, payable monthly out of each Fund's net assets.

** "Other Expenses" for each Fund, and thus "Total Annual Fund Operating Expenses" for each Fund, are estimates and may be higher or lower than shown above.

*** Prior to October __, 2000, when the predecessors of the Funds were reorganized into the Funds, the Adviser charged the predecessor funds an all-inclusive 1.00% Management Fee and paid all of the expenses of the predecessor funds (other than brokerage commissions and extraordinary costs). The Adviser has agreed to limit its fees or reimburse each Fund for expenses to the extent necessary to keep Total Annual Fund Operating Expenses at or below 1.45%.

EXAMPLE:

     This Example is intended to help you compare the cost of investing in each Fund with the cost of investing in other mutual funds.

     The Example assumes that you invest $10,000 in each Fund for the time periods indicated and then redeem all of your shares at the end of these periods. The Example also assumes that your investment has a 5% return each year and that the Fund's operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your cost would be:

                                               One Year        Three Years
                                               --------        -----------
     Market Leaders Growth Fund                  $147              $458

     Pure Play Internet Fund                     $147              $458

     Community Intelligence Fund                 $147              $458


                              INVESTMENT STRATEGIES

     StockJungle.com, Inc., the Adviser's corporate parent, has established a website on the Internet at http://www.stockjungle.com. One section of the website has been designated by StockJungle.com as a community forum, the Community Site, in which visitors to the website can suggest investment opportunities and ideas by posting short written analyses of companies. StockJungle.com, Inc. forwards the visitor recommendations posted in the community forum to the Adviser for consideration as possible investments by the Funds. The Adviser believes that a vast amount of knowledge and experience exists among the visitors to the StockJungle.com website, and that by using the Community Site, the Adviser has a greater breadth of investment ideas for the Funds' portfolios. The Adviser analyzes each recommendation presented using quantitative analysis in order to determine whether a recommendation suggests a security that is consistent with a Fund's investment objective and strategy. The Adviser, in its sole discretion, determines whether and what to extent the stock of any recommended company should be purchased or sold by a Fund.

     To achieve its investment objective, each Fund invests primarily in common stocks, but may also invest in the preferred stock and convertible preferred stock. Common stock represents the residual ownership interest in an issuer and is entitled to the income and increase in the value of the assets and business of the entity after all of its obligations and preferred stock are satisfied. Preferred stock has a priority over common stock in liquidation (and generally dividends as well) but is subordinate to the liabilities of the issuer in all respects. As a general rule, the market value of preferred stock with a fixed dividend rate and no conversion element varies inversely with interest rates and perceived credit risk, while the market price of convertible preferred stock generally also reflects some element of the conversion value. A convertible security is a fixed income security (a debt instrument or a preferred stock) that may be converted at a stated price within a specified period of time into a certain quantity of the common stock of the same or a different issuer. Convertible securities are senior to common stock in an issuer's capital structure, but are usually subordinated to similar non-convertible securities (e.g. preferred).

     The principal investment strategies of the Funds are described below. Additional information regarding these investment strategies can be found in the Statement of Additional Information ("SAI").

STOCKJUNGLE.COM MARKET LEADERS GROWTH FUND

     Under normal market conditions, the Market Leaders Growth Fund invests at least 80% of its assets in a diversified portfolio of equity securities of U.S. companies which, in the opinion of the Adviser, have consistently demonstrated fundamental investment value and hold strong competitive positions in their respective industries. In addition, the Fund may invest a small but not insignificant portion (up to 20%) of its net assets in the equity securities of companies identified by the Adviser as relatively new leaders in smaller, less established industries

     The Adviser focuses on the market leaders of core industries that have consistent operating histories, strong management teams and favorable long-term growth prospects. The Fund focuses primarily on industries represented in the S&P 500 Index including, but not limited, to Utilities, Transportation, Technology, Chemicals, Pharmaceuticals, Retail Sales, Oil, Capital Goods, Financial Services and Communications.

     The Adviser determines the fundamental investment value of a security by screening certain financial indicators such as the price-to-earnings ratio, the return on equity, and cash flow using proprietary quantitative techniques. In assessing the strength of a company's competitive position, the Adviser may consider such factors as technology leadership, market share, rights to patents and other intellectual property, strength of management, marketing prowess and product development capabilities.

     The Fund may invest up to 20% of its net assets in the common stock of companies identified by the Adviser as relatively new leaders in smaller, less established industries which have favorable growth prospects. In selecting the companies, the Adviser takes into consideration not only the current size of the market, but also the potential market size of the industry as determined by the Adviser's own research. The Adviser also considers the company's revenue growth rate compared to similar companies in the same industry, the company's market share of that industry and the quality of the management team.

     The Adviser uses a buy and hold approach, generally maintaining its position in a company's stock without regard to day-to-day fluctuations in the market. However, the Adviser frequently re-evaluates portfolio holdings, as it deems necessary, and typically sells a stock when the reasons for buying it no longer apply or when the company begins to show deteriorating fundamentals or poor relative performance.

     Solely as a temporary defensive measure, the Fund may invest up to 20% of its assets in long or short positions in options on various market indices or securities held by the Fund and in financial and index futures contracts in order to reduce the Fund's exposure to adverse conditions. The Fund may also invest a portion of its assets in U.S. Government securities, Standard & Poor's Depositary Receipts, money market instruments or similar short-term securities for liquidity purposes. When the Fund is making defensive investments, the Fund may not achieve its investment objective.

     PORTFOLIO TURNOVER. The frequency of this Fund's portfolio transactions will vary from year to year. Higher portfolio turnover rates resulting from more actively traded portfolio securities generally result in higher transaction costs, including brokerage commissions. However, since the Fund's investment policies emphasize long-term investment in the securities of established companies, the Adviser does not anticipate frequent changes in investments and the Fund's portfolio turnover rate is expected to be relatively low. The Adviser expects that the annual portfolio turnover rate for the Fund will be approximately 100%.

STOCKJUNGLE.COM PURE PLAY INTERNET FUND

     The StockJungle.com Pure Play Internet Fund invests, under normal conditions, at least 80% of its assets in a diversified portfolio of the equity securities of U.S. Internet companies identified by the Adviser to be "Pure Play Internet" companies. Internet companies for purposes of investment by the Fund include companies principally engaged in businesses that design, develop and/or manufacture hardware and software products and services for the Internet and the WWW.

     The Adviser, in its sole discretion, determines which companies properly constitute "Pure Play Internet" companies. The Adviser's determination is based, generally, on whether, in its view, such companies derive more than 50% of their revenues from the Internet and/or WWW. "Pure Play Internet" companies may include media and content providers, companies that use e-commerce as their principal means of selling goods and services to the public, companies that develop or manufacture business solutions that enable businesses to implement Internet strategies, and companies engaged in the transmission of voice, video and data over the Internet or WWW. These companies may include entities which are new and unseasoned in which the Fund invests pursuant to an initial public offering or otherwise where the Adviser believes that the opportunity for rapid growth is above average. The companies in which the Fund invests are reevaluated on as frequent a basis as deemed appropriate by the Adviser.

     The Fund selects portfolio securities from the pool of U.S. Internet companies designated by the Adviser as "Pure Play Internet" companies based on its review of the fundamental investment value of those companies. This review involves an analysis of various indicators such as the strength or potential strength of a company's competitive position, strength of management, marketing prowess and product development capabilities. Securities are sold as a result of factors such as lack of performance, change in business direction, or adverse changes in other factors that were the basis for their purchase.

     The Internet is a world-wide network of computers designed to permit users to share information and transfer data quickly and easily. The WWW, which is a means of graphically interfacing with the Internet, is a hyper-text based publishing medium containing text, graphics, interactive feedback mechanisms and links within the WWW and to other WWW documents. Consequently, the Adviser believes there are vast opportunities for continued growth in demand for components, products, media, services and systems to assist, facilitate, enhance, store, process, record, reproduce, retrieve and distribute information, products and services for use by businesses, institutions and consumers.

     The Fund may also invest up to 20% of its net assets in U.S. Government securities, high quality money market instruments and repurchase agreements. In order to reduce the Fund's exposure to adverse conditions and solely as a temporary defensive measure, the Fund may invest a more substantial portion of its net assets in U.S. Government securities, high quality money market instruments or similar short-term securities or hold either long or short positions in options on the S&P 500 Index and financial index futures contracts in order to reduce exposure to market fluctuations. When the Fund is making such defensive investments, the Fund may not achieve its investment objective.

     PORTFOLIO TURNOVER. The frequency of the Fund's portfolio transactions will vary from year to year and depend on changes in the companies designated by the Adviser as "Pure Play Internet" companies. Higher portfolio turnover rates resulting from more actively traded portfolio securities generally result in higher transaction costs, including brokerage commissions. The Adviser expects that the annual portfolio turnover rate for the Fund will be approximately 50%.

STOCKJUNGLE.COM COMMUNITY INTELLIGENCE FUND

     The Community Intelligence Fund invests, under normal conditions, at least 80% of its assets in a diversified portfolio of the common stocks and other equity securities of those U.S. companies that have market capitalizations of at least $100 million. These may include the securities of companies which are new and unseasoned in which the Fund invests pursuant to an initial public offering or otherwise where the Adviser believes that the opportunity for rapid growth is above average.

     Although it is not currently a principal aspect of the Fund's investment strategy, the Fund is also authorized to make short sales of securities it owns or has the right to acquire at no added cost through conversion or exchange of other securities it owns (referred to as short sales "against the box") and to make short sales of securities which it does not currently own or have the right to acquire. In addition, for liquidity purposes or pending the purchase of investments in accordance with its policies, the Fund may, from time to time, invest a portion of the Fund's assets in U.S. Government securities or money market instruments.

     PORTFOLIO TURNOVER. The frequency of the Fund's portfolio transactions will vary from year to year. The Fund's investment policies may lead to frequent changes in investments and the Fund's portfolio turnover rate may be significantly higher than that of most other mutual funds. These transactions may also result in realization of taxable capital gains, much or all of which are short-term capital gains subject to federal and state taxation as ordinary income and not eligible for favored long term capital gains tax treatment. Higher portfolio turnover rates resulting from actively trading portfolio securities will generally result in higher transaction costs, including brokerage commissions. The Fund expects that its annual portfolio turnover rate will be approximately 100%.

                                   MAIN RISKS

     The principal risks of investing in the Funds are described below. Additional information regarding these risks can be found in the SAI.

GENERAL RISKS

     INVESTING IN MUTUAL FUNDS. All mutual funds carry risk. You may lose money on your investment in any of the Funds. As all investment securities are subject to inherent market risks and fluctuations in value due to earnings, economic and political conditions and other factors, no assurance exists that any Fund's investment objective will be achieved. In addition, you should be aware that none of the Funds has any substantial operating history and the Adviser has no substantial prior experience in serving as an investment adviser to a mutual fund.

     MARKET RISK OF EQUITY INVESTING. The net asset value of each of the Funds fluctuates based on changes in the value of its underlying portfolio. The stock market is generally susceptible to volatile fluctuations in market price. Market prices of equity securities in which each Fund invests may be adversely affected by an issuer's having experienced losses or by the lack of earnings or by the issuer's failure to meet the market's expectations with respect to new products or services, or even by factors wholly unrelated to the value or condition of the issuer. The value of the securities held by each Fund is also subject to the risk that a specific segment of the stock market does not perform as well as the overall market. Under any of these circumstances, the value of the Funds' shares and total return will fluctuate, and your investment may be worth more or less than your original cost when you redeem your shares.

     RELIANCE ON RECOMMENDATIONS. The effectiveness of the Funds' investment strategies depends on the ongoing participation by visitors to the Community Site and the submission of bona-fide potential investments for the Funds. There are no assurances that the Community Site will continue to attract such participation.

     RISKS ASSOCIATED WITH WEBSITE. Since the Adviser intends to post updates of each Fund's holdings and completed trading activity in real time, to the extent practicable, there is a risk that certain investors may use such information to the detriment of the Funds. The Board of Trustees has considered this issue and has determined that each Fund's and the Adviser's use of the website is nonetheless in the best interests of each Fund and its shareholders. The Board of Trustees monitors the use of the website to determine that it continues to be in the best interests of each Fund's shareholders.

     The Community Site may attract visitors seeking to use the website to influence the market price of a particular security. The Adviser researches and analyzes all recommendations prior to investing in a company's stock. However, there can be no assurances that this provides total protection against any market manipulation.

     Widespread network failure of the Internet and/or WWW could result in delays or interruptions which could, in turn, delay or prevent persons from posting investment recommendations to be submitted to the Adviser for analysis and selection for investment by the Fund.

     INVESTMENT IN NEW AND UNSEASONED COMPANIES. Companies which are relatively new and unseasoned and in their early stages of development may not be well-known to the investing public or have significant institutional ownership. They may lack depth of management and may be unable to internally generate funds necessary for growth or potential development or to generate such funds through external financing on favorable terms. In addition, these companies may be developing or marketing new products or services for which markets are not yet established and may never become established. Finally, new and unseasoned companies may have relatively small revenues and limited product lines, markets, or financial resources; their securities are often traded over-the-counter or on a regional exchange and may trade less frequently and in more limited volume than those of larger, more mature companies. When making larger sales, the Funds may have to sell securities at discounts from quoted prices or may have to make a series of small sales over an extended period of time. As a result, the market prices of these securities may be more subject to volatile fluctuations than those of more mature issuers. Such fluctuations could have an adverse effect on the net asset value of the Funds and your investment.

     INVESTMENT IN SMALL AND MID-CAP COMPANIES. Companies identified by the Adviser as relatively new leaders in smaller and less established industries may include issuers with small or mid-sized capital structures (generally a market capitalization of $5 billion or less). Consequently, the Fund may be subject to the additional risks associated with investment in these companies. The market prices of the securities of such companies tend to be more volatile than those of larger companies. Further, these securities tend to trade at a lower volume than those of larger more established companies. Accordingly, if the value of the securities of small or mid-capitalization companies held in a Fund's portfolio decline, the Fund may be adversely affected and you could lose money on your investment.

MARKET LEADERS GROWTH FUND RISKS

     RISK OF INVESTING IN INDUSTRIES REPRESENTED IN THE S&P 500 INDEX. Investing in the various industries represented in the S&P 500 Index exposes the Fund to a broad variety of risk factors. The risks that could adversely affect the value of your investment in the Fund include changes in economic conditions and interest rates, the exposure of companies within these industries to foreign economic and political developments and currency fluctuations, the ability of companies (especially those in the Chemical and Pharmaceutical sectors) to pass their products through regulatory bodies, changes in the spending patterns of consumers, the creation of new technology which might make obsolete the technology sold, serviced, utilized, or otherwise relied upon by companies held by the Fund, and the fluctuation of energy prices.

PURE PLAY INTERNET FUND RISKS

     SECTOR RISK. The value of the Pure Play Internet Fund's shares is susceptible to factors affecting the Internet and WWW. This sector may be subject to greater governmental regulation than many other sectors and changes in government policies and the need for regulatory approvals may have a material effect on the products and services of this sector. In addition, because of its relatively narrow focus, the Fund's performance is closely tied to, and affected by, this sector as a whole. Companies in a specialized sector are often faced with the same obstacles, issues or regulatory burdens and their securities may react similarly and move in unison to these and other market conditions. As a result of these factors, securities in which the Fund invests are more volatile than securities of companies in other sectors. Competitive pressures and changing demand may have a significant effect on the financial condition of Internet companies. These companies spend heavily on research and development and are especially sensitive to the risk of product obsolescence.

COMMUNITY INTELLIGENCE FUND RISKS

     SHORT SALES. Although it is not currently a principal investment technique, the Community Intelligence Fund may take short positions in securities. A short sale is the sale by the Fund of a security which has been borrowed from a third party in the expectation that the market price will drop. If the price drops, the Fund will make a profit by purchasing the security in the open market at a lower price. If the price rises, the Fund may have to cover its short position at a higher price, resulting in a loss. A short sale may be covered or uncovered. In a covered short sale, the Fund either borrows and sells the securities it already owns, or deposits in a segregated account liquid assets equal to the difference between the market value of the securities and the short sales price. Use of short sales is a speculative investment technique that has potentially unlimited risk of loss. Investment via short positions presents the risk that if the stock markets move against the short position, the Fund will be more susceptible to a sudden and significant decline in the net asset value of the Fund.

ADDITIONAL RISKS

     RISK FACTORS IN OPTIONS TRANSACTIONS. The successful use of a Fund's options strategies depends on the ability of the Adviser to forecast correctly interest rate and market price movements. For example, if a Fund were to write a call option based on the Adviser's expectation that the price of the underlying security would fall, but the price were to rise instead, the Fund could be required to sell the security upon exercise at a price below the current market price. Similarly, if a Fund were to write a put option based on the Adviser's expectation that the price of the underlying security would rise, but the price were to fall instead, the Fund could be required to purchase the security upon exercise at a price higher than the current market price.

     When a Fund purchases an option, it runs the risk that it will lose its entire investment in the option in a relatively short period of time, unless the Fund exercises the option or enters into a closing sale transaction before the option's expiration. If the price of the underlying security does not rise (in the case of a call) or fall (in the case of a put) to an extent sufficient to cover the option premium and transaction costs, a Fund will lose part or all of its investment in the option. This contrasts with an investment by the Fund in the underlying security, since the Fund will not realize a loss if the security's price does not change.

     The effective use of options also depends on a Fund's ability to terminate option positions at times when the Adviser deems it desirable to do so. There is no assurance that a Fund will be able to effect closing transactions at any particular time or at an acceptable price.

     RISK FACTORS IN FUTURES TRANSACTIONS. Successful use of futures contracts by a Fund is subject to the Adviser's ability to predict movements in various factors affecting securities markets, including interest rates. Compared to the purchase or sale of futures contracts, the purchase of call or put options on futures contracts involves less potential risk to a Fund because the maximum amount at risk is the premium paid for the options (plus transaction costs). However, there may be circumstances when the purchase of a call or put option on a futures contract would result in a loss to a Fund when the purchase or sale of a futures contract would not, such as when there is no movement in the prices of the hedged investments. The writing of an option on a futures contract involves risks similar to those risks relating to the sale of futures contracts.

     The use of options and futures strategies also involves the risk of imperfect correlation among movements in the prices of the securities underlying the futures and options purchased and sold by a Fund, of the options and futures contracts themselves, and, in the case of hedging transactions, of the securities which are the subject of a hedge. The successful use of these strategies further depends on the ability of the Adviser to forecast interest rates and market movements correctly.

     NEWLY ORGANIZED FUNDS. The Funds, as well as the Adviser and its parent corporation's StockJungle.com website, are newly organized and are designed and created primarily for on-line investors. Although the Funds and the Adviser believe that investors' ability to access information and features via the website will provide investors a more complete and educational mutual fund experience than is generally available, this is a relatively new approach to mutual fund investing which is still evolving. The Funds are the successors to similar series of StockJungle.com Trust, a registered investment company that was reorganized into Trust for Investment Managers (the "Trust") in October 2000. In April 2000, StockJungle.com Trust terminated operation of its S&P 500 Index Fund series, which did not attract sufficient investors to effectively track the performance of the S&P 500 Index. No assurance exists that the current Funds will attract sufficient investors to ensure that the Funds and the Investment Adviser can operate effectively and profitably in the long run.

                                   MANAGEMENT

THE ADVISER

     StockJungle.com Investment Advisors, Inc. has been retained under an Investment Advisory Agreement with the Trust to serve as the investment adviser to each of the Funds, subject to the authority of the Board of Trustees. The Adviser is a privately-held investment advisory and money management company, organized in November 1999 and registered as an investment adviser with the

Securities and Exchange Commission. The Adviser's principal office is located at 5750 Wilshire Boulevard, Suite 560, Los Angeles, California 90036. The Adviser can also be contacted by telephone at 1-877-884-3147.

     The Adviser provides each Fund with investment advice, supervises the Fund's management and investment programs, and provides investment advisory facilities and executive and supervisory personnel for managing the investments and effecting the portfolio transactions of each Fund. Under the Investment Advisory Agreement, each of the Funds pays the Adviser monthly in arrears an annual investment advisory fee equal to 1.00% of its average daily net assets. In fiscal year 2000, the aggregate fee paid to the Adviser as a percentage of average net assets was 1.00% for each Fund.

EXPENSE LIMITATION AGREEMENT

     Each Fund is responsible for its own operating expenses. The Adviser has contractually agreed to reduce its fees and/or pay expenses of the Funds to ensure that total Fund operating expenses for each Fund will not exceed 1.45% of average daily net assets annually.

PORTFOLIO MANAGERS

     Each of the Funds is co-managed by Gordon Gustafson and Akber Zaidi.

     Gordon Gustafson joined the Adviser in March 1999. Mr. Gustafson has a B.A. in Economics from the University of California, Los Angeles. Before joining the Adviser, Mr. Gustafson worked in the film industry as a Production Manager and was pursuing his M.A. in Mass Communications at California State University, Northridge. Before moving to Los Angeles, Mr. Gustafson lived in Seattle where he was self-employed as a writer.

     Akber Zaidi joined the Adviser in October 1999. Before joining the Adviser, he served for two years as the stock portfolio manager for Island View Funds LLC, a hedge fund, where his responsibilities included daily portfolio management and the creation of process-driven strategies. Mr. Zaidi previously was a commodity trading adviser for ANZ Capital Management for two years, where he developed trading systems and models using fundamental and technical analysis, and an independent commodity trading adviser. Mr. Zaidi received his undergraduate degree in Operations Research and Industrial Engineering and an M.B.A. in Finance from Cornell University.

ADMINISTRATOR

     The Funds' administrator is Investment Company Administration, L.L.C. ("ICA"), 2020 E. Financial Way, Suite 100, Glendora, California 91741. ICA is primarily in the business of providing administrative, fund accounting and related services to mutual funds, and currently provides services to funds with approximately $9 billion of total assets throughout the United States. Each Fund pays ICA a monthly fee at the annual rate of 0.10% of the Fund's average daily net assets up to $200 million; 0.05% of such assets from $200 million to $500 million; and 0.03% of such assets in excess of $500 million. The minimum fee is $30,000 per year per Fund.

                             SHAREHOLDER INFORMATION

HOW TO BUY SHARES

     You may purchase shares of a Fund by check or wire. All purchases by check must be in U.S. dollars. Third party checks and cash will not be accepted. A charge may be imposed if your check does not clear. A Fund is not required to issue share certificates. The Funds reserve the right to reject any purchase in whole or in part.

     You may also buy and sell shares of a Fund through certain brokers (and their agents) that have made arrangements with the Funds to sell their shares. When you place your order with such a broker or its authorized agent, your order is treated as if you had placed it directly with the Funds' Transfer Agent, and you will pay or receive the next share price calculated by the Fund. The broker (or agent) holds your shares in an omnibus account in the broker's (or agent's) name, and the broker (or agent) maintains your individual ownership records. The Funds may pay the broker (or agent) for maintaining these records as well as providing other shareholder services. The broker (or its agent) may charge you a fee for handling your order. The broker (or agent) is responsible for processing your order correctly and promptly, keeping you advised regarding the status of your individual account, confirming your transactions and ensuring that you receive copies of the Funds' prospectus.

BY CHECK

     If you are making an initial investment in a Fund, simply complete the Account Application included with this Prospectus and mail or overnight deliver (such as FedEx) it with a check (made payable to the appropriate Fund) to:

                                   [Fund Name]
                         c/o Unified Fund Services, Inc.
                          431 North Pennsylvania Street
                           Indianapolis, IN 46204-1806

     If you are making a subsequent purchase, a stub is attached to the account statement you will receive after each transaction. Detach the stub from the statement and mail it together with a check made payable to the appropriate Fund in the envelope provided with your statement or to the address noted above. Your account number should be written on the check.

BY WIRE

     If you are making an initial investment in a Fund through the Transfer Agent, before you wire funds, the Transfer Agent must have a completed Account Application. You can mail or overnight deliver your Account Application to the Transfer Agent at the above address. You may also fax the Account Application to the Transfer Agent at 1-800-945-4957. Upon receipt of your completed Account Application, the Transfer Agent will establish an account for you. Once you have faxed your new Account Application, you may instruct your bank to send the wire. Your bank must include both the name of the Fund you are purchasing and your name so that monies can be correctly applied. Your bank should transmit immediately available funds by wire to:

                    Fifth Third Bank
                    ABA Routing #042000314
                    StockJungle.com
                    Account #9999-43593
                    ffc: shareholder name and account number

     If you are making a subsequent purchase, your bank should wire funds as indicated above. IT IS ESSENTIAL THAT YOUR BANK INCLUDE COMPLETE INFORMATION ABOUT YOUR ACCOUNT IN ALL WIRE INSTRUCTIONS. If you have questions about how to invest by wire, you may call the Transfer Agent at 1-800-945-4957. Your bank may charge you a fee for sending a wire to a Fund.

AUTOMATIC INVESTMENT PLAN

     For your convenience, the Funds offer an Automatic Investment Plan. Under this Plan, you authorize a Fund or Funds to withdraw from your personal checking account each month an amount that you wish to invest. If you wish to enroll in this Plan, complete the appropriate section in the Account Application. The Funds may terminate or modify this privilege at any time. You may terminate your participation in the Plan at any time by notifying the Transfer Agent in writing.

RETIREMENT PLANS

     The Funds offer individual retirement account ("IRA") plans. You may obtain information about opening an IRA account by calling 1-800-945-4957. If you wish to open a Keogh, Section 403(b) or other retirement plan, please contact your securities dealer.

HOW TO SELL SHARES

     You may sell (redeem) your Fund shares on any day the New York Stock Exchange ("NYSE") is open for business either directly to the Funds or through your investment representative.

     You may redeem your shares by simply sending a written request to the Transfer Agent. You should give your account number and state whether you want all or some of your shares redeemed. The letter should be signed by all of the shareholders whose names appear on the account registration. Certain redemptions require a signature guarantee. Call the Transfer Agent for details. You should send your redemption request to the appropriate Fund at:

                                   [Fund Name]
                         c/o Unified Fund Services, Inc.
                          431 North Pennsylvania Street
                           Indianapolis, IN 46204-1806

     If you complete the Redemption by Telephone portion of the Account Application, you may redeem all or some of your shares by calling the Transfer Agent at 1-800-945-4957 before the close of regular trading on the NYSE. This is normally 4:00 p.m., Eastern time. Redemption proceeds will be mailed on the next business day to the address that appears on the Transfer Agent's records. If you request, redemption proceeds will be wired on the next business day to the bank account you designated on the Account Application. The minimum amount that may be wired is $1,000. Wire charges, if any, will be deducted from your redemption proceeds. Telephone redemptions cannot be made if you notify the Transfer Agent of a change of address within 30 days before the redemption request. If you have a retirement account, you may not redeem shares by telephone.

     When you establish telephone privileges, you are authorizing the Funds and their Transfer Agent to act upon the telephone instructions of the person or persons you have designated on your Account Application. Redemption proceeds will be transferred to the bank account you have designated on your Account Application.

     Before acting upon an instruction received by telephone, the Funds and the Transfer Agent will use procedures to confirm that the telephone instructions are genuine. These procedures may include recording the telephone call and asking the caller for a form of personal identification. If the Funds and the Transfer Agent follow these procedures, they will not be liable for any loss, expense, or cost arising out of any telephone redemption request that is reasonably believed to be genuine. This includes any fraudulent or unauthorized request. The Funds may change, modify or terminate these privileges at any time upon at least 60 days' notice to shareholders.

     You may request telephone redemption privileges after your account is opened by calling the Transfer Agent at 1-800-945-4957 for instructions.

     You may have difficulties in making a telephone redemption during periods of abnormal market activity. If this occurs, you may make your redemption request in writing.

     Payment of your redemption proceeds will be made promptly, but not later than seven days after the receipt of your written request in proper form. For example, your redemption may be delayed if you do not sign your written request. If you made your initial investment by wire, payment of your redemption proceeds for those shares will not be made until one business day after your completed

Account Application is received by the Funds. If you did not purchase your shares with a certified check or wire, the Funds may delay payment of your redemption proceeds for up to 15 days from date of purchase or until your check has cleared, whichever occurs first.

     Although there is no minimum account size, the Funds in their sole discretion may redeem the shares in your account if the value of your account is less than $500. This does not apply to retirement plan. You will be notified that the value of your account is less than $500 before the Funds make an involuntary redemption. You will then have 30 days in which to make an additional investment to bring the value of your account to at least $500 before the Funds take any action.

     Each Fund has the right to pay redemption proceeds to you in whole or in part by a distribution of securities from the Fund's portfolio. The Funds do not expect to do this except in unusual circumstances.

                             PRICING OF FUND SHARES

     The price of each Fund's shares is based on the Fund's net asset value. This is done by dividing the market price, or if unavailable, fair value, of the Fund's assets, minus its liabilities, by the number of shares outstanding. A Fund's assets are the market value of securities held in its portfolio, plus any cash and other assets. A Fund's liabilities are fees and expenses owed by the Fund. The number of Fund shares is the amount of shares which have been issued to shareholders. The price you will pay to buy Fund shares or the amount you will receive when you sell your Fund shares is based on the net asset value next calculated after your order is received by the Transfer Agent with complete information and meeting all the requirements discussed in this Prospectus.

     The net asset values of the Funds' shares are determined as of the close of the regular daily trading session on the NYSE. This is normally 4:00 p.m., Eastern time. Fund shares will not be priced on days that the NYSE is closed for trading (including certain U.S. holidays).

                              SHAREHOLDER SERVICES

CONFIRMATION OF TRANSACTIONS AND REPORTING OF OTHER INFORMATION VIA ELECTRONIC DELIVERY

     The Funds provide electronically delivered confirmations of all of your purchases or redemptions of Fund shares. In addition, you will receive electronically delivered account statements on a quarterly basis from the Funds. You will also receive various IRS forms via regular mail after the first of each year detailing important tax information and each Fund will supply electronically delivered annual and semi-annual reports that list securities held by the Fund and include its then current financial statements.

     Each of the Funds has been designed and created for investment by on-line investors. In order to keep cost to a minimum, shareholders in the Funds are requested to consent to the acceptance of all information about the Funds in which they invest through access to the StockJungle.com website and electronic delivery. Such shareholder information may, from time to time, include prospectuses, statements of additional information, proxy statements, financial reports, confirmations and financial statements. However, each Fund will deliver paper-based documents upon request by shareholders and reserves the right to deliver paper-based documents at no cost to the investor.

EXCHANGE PRIVILEGE

     You may exchange your shares in any Fund for shares of any other Fund at no charge. Exercising the exchange privilege is really two transactions: a sale of shares in one Fund and the purchase of shares in another. Further, exchanges may have certain tax consequences and you could realize short- or long-term capital gains or losses. Exchanges are generally made only between identically registered accounts unless you send written instructions with a signature guarantee requesting otherwise.

     Call 1-800-945-4957 to learn more about exercising your exchange privilege.

                           DIVIDENDS AND DISTRIBUTIONS

     Each Fund will make distributions of dividends and capital gains, if any, at least annually, typically after year end. Each Fund will make another distribution of any additional undistributed capital gains earned during the 12-month period ended October 31 on or about December 31.

     All distributions by a Fund will be reinvested in the Fund's shares unless you choose one of the following options: (1) receive dividends in cash while reinvesting capital gain distributions in additional Fund shares; or (2) receive all distributions in cash. If you wish to change your distribution option, write to the Transfer Agent in advance of the payment for the distribution.

                                   TAX STATUS

     Each Fund is treated as a separate corporation for federal income tax purposes under the Internal Revenue Code of 1986, as amended. Each Fund intends to qualify and to elect to be treated as a regulated investment company. If so qualified, the Fund will not be liable for federal income taxes to the extent it distributes taxable income to shareholders.

     Distributions to shareholders by the Funds, whether received in cash or reinvested in additional shares of the Fund, are generally subject to federal income tax at varying rates depending on whether such distributions are treated as ordinary income or capital gains distributions.

     Any redemption of a Fund's shares is a taxable event that may result in a capital gain or loss. Before investing in any of these Funds, you should consult your tax adviser regarding the consequences of your local and state tax laws.

                           SHAREHOLDER SERVICING PLAN

     Each Fund has adopted a shareholder services plan. This plan allows each Fund to pay shareholder servicing fees for services provided to shareholders. The plan provides for the payment of a shareholder servicing fee at the annual rate of 0.25% of the Funds' average daily net assets which are provided by the Adviser and by securities broker-dealers and other securities professionals. Because these fees are paid out of Fund assets on an ongoing basis, over time these fees will increase the cost of your investment in Fund shares and may cost you more than paying other types of share charges.

                             PERFORMANCE INFORMATION

     Each Fund's investment performance may, from time to time, be included in advertisements about the Fund. "Total Return" for the one, five and ten year periods (or for the life of a Fund, if shorter) through the most recent quarter represents the average annual compounded rate of return on an investment of $1,000 in the Fund invested at the public offering price. Total return may also be presented for other periods.

     All performance data is based on a Fund's past investment results and does not predict future performance. Investment performance, which will vary, is based on many factors, including market conditions and the composition of the Fund's portfolio. Investment performance also often reflects the risks associated with the Fund's investment objective and policies. These factors should be considered when comparing the Funds' investment results to those of other mutual funds and other investment vehicles. Quotation of investment performance for any period when a fee waiver or expense limitation was in effect will be greater than if the waiver or limitation had not been in effect. A Fund's performance may be compared to other mutual funds, relevant indices and rankings prepared by independent services.

                               GENERAL INFORMATION

     Each of the StockJungle.com Market Leaders Growth Fund, the StockJungle.com Pure Play Internet Fund, and the StockJungle.com Community Intelligence Fund is a series of Trust for Investment Managers, a Delaware business trust.

DISTRIBUTOR AND CUSTODIAN

     First Fund Distributors, Inc. (the "Distributor"), an affiliate of ICA, serves as the principal underwriter of each Fund and the exclusive agent for the distribution of each Fund's shares. Fifth Third Bank serves as Custodian for each Fund's cash and securities. The Custodian does not assist in, and is not responsible for, investment decisions involving assets of any of the Funds. Unified Fund Services, Inc. ("Unified") acts as each Fund's Transfer, Dividend Disbursing and Shareholder Servicing Agent.

     Legal matters in connection with the Funds, including the issuance of shares of beneficial interest of each Fund, are passed upon by Paul, Hastings, Janofsky & Walker, LLP, 555 South Flower Street, Los Angeles, California 90071. Arthur Andersen LLP, located at 425 Walnut Street, Suite 1500, Cincinnati, Ohio 45202, serves as the independent auditors for the Funds.

FINANCIAL HIGHLIGHTS

     The following financial highlights table for the predecessors of the Funds is intended to help you understand the Funds' financial performance. This information for the period from the inception of the predecessor funds (November 17, 1999) through March 31, 2000 has not been audited. These financial highlight appear, along with the Funds' financial statements, in the Funds' Semi-Annual Report (available upon request; see the back cover of this prospectus). Information presented in the financial highlights is for a share outstanding throughout each period. The total return figures in the tables represent the rate an investor would have earned on an investment in a Fund (assuming reinvestment of all dividends and distributions).

                              STOCKJUNGLE.COM TRUST
                              FINANCIAL HIGHLIGHTS
                Per Share Data for a Share Outstanding Throughout
                  the Period Ended March 31, 2000* (Unaudited)

                                                    StockJungle.com   StockJungle.com
                                                       Community         Pure Play      StockJungle.com
                                                     Intelligence        Internet        Market Leaders
                                                         Fund              Fund           Growth Fund
                                                      -----------       -----------       -----------
Net asset value at beginning of period                 $    10.00        $   10.00         $   10.00
                                                       ----------        ---------         ---------
Income from investment operations:
   Net investment income (loss)                                --            (0.01)             0.01
   Net realized and unrealized gains on investments          5.43             2.40              0.47
                                                       ----------        ---------         ---------
Total from investment operations                             5.43             2.39              0.48
                                                       ----------        ---------         ---------
Net asset value end of period                          $    15.43        $   12.39         $   10.48
                                                       ==========        =========         =========
Total return**                                              54.30%           23.90%             4.80%
                                                       ==========        =========         =========
Net assets at end of period                            $3,646,722        $ 898,628         $ 433,283
                                                       ==========        =========         =========
Ratio of net expenses to average net assets ***              1.00%            1.00%             1.00%
Ratio of net investment income (loss) to
  average net assets ***                                     0.43%           (0.22)%            0.45%
Portfolio turnover rate**                                      86%              62%                8%

----------
* Represents the period from the initial public offering of shares (November 17, 1999) through March 31, 2000.
**   Not annualized.
***  Annualized.

                              FOR MORE INFORMATION

                   STOCKJUNGLE.COM MARKET LEADERS GROWTH FUND
                     STOCKJUNGLE.COM PURE PLAY INTERNET FUND
                   STOCKJUNGLE.COM COMMUNITY INTELLIGENCE FUND

                   SERIES OF THE TRUST FOR INVESTMENT MANAGERS

     The Statement of Additional Information (the "SAI") contains additional information about the Funds, and is incorporated in this Prospectus by reference. Additional information about the Funds' investments is available in the Funds' annual and semi-annual reports to shareholders. In the Funds' annual report, you will be able to find a discussion of the market conditions and investment strategies that significantly affect each Fund's performance during its last fiscal year.

     The SAI and the Funds' annual and semi-annual reports will be available, without charge, upon request. You may call the Funds toll-free at 1-800-945-4957 to request the SAI, request the Funds' annual report, request the Funds' semi-annual report, request other information about the Funds, or make shareholder inquiries. The SAI is available, and the annual and semi-annual report will be made available, without charge on the Internet website at http://www.stockjungle.com.

     You can also contact the Funds by writing to:

                           Unified Fund Services, Inc.
                          431 North Pennsylvania Street
                           Indianapolis, IN 46204-1806
                            Telephone: 1-800-945-4957

     You can review and copy information, including the Funds' SAI, at the Public Reference Room of the Securities and Exchange Commission in Washington, D.C. You can obtain information on the operation of the Public Reference Room by calling 1-202-942-8090. Reports and other information about the Funds are also available:

     * Free of charge from the Commission's EDGAR database on the Commission's Internet website at http://www.sec.gov., or

     * For a fee, by writing to the Public Reference Room of the Commission, Washington, DC 20549-0102, or

     * For a fee, by electronic request at the following e-mail address: publicinfo@sec.gov.

                                                              FILE NO. 811-09393